Exhibit 99.1

For Immediate Release	NEWS RELEASE

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Daniel Bradley	904-549-7396

Rayonier Advanced Materials Announces the Appointment of Daniel M. Krawczyk as Chief Executive Officer; Company Continues Comprehensive Review of Strategic Alternatives

JACKSONVILLE, Fla. – June 22, 2026 – Rayonier Advanced Materials (NYSE: RYAM) announced today that the Board of Directors has appointed Daniel M. Krawczyk as Chief Executive Officer and President, effective immediately. He will also join the Company’s Board of Directors. Mr. Krawczyk will be responsible for leading RYAM’s operations and business activities while working closely with the Board and its external advisors as part of RYAM’s exploration of strategic alternatives to maximize shareholder value.

Mr. Krawczyk most recently served as President of Huber Engineered Materials, where he led the growth and operational transformation of a $1.3 billion global industrial and specialty chemicals portfolio. Over the past decade he repositioned and focused the business for long-term value creation, accelerating its transformation by executing more than $2 billion in mergers, acquisitions and divestitures. His prior experience spans CFO and senior executive roles in corporate development, strategy, and capital markets across both private and public companies.

The Board continues to actively evaluate a broad range of strategic alternatives with the assistance of Morgan Stanley. The review process is well underway, and the Board is actively advancing the process with urgency and discipline. The Board’s appointment of a new Chief Executive Officer further sharpens the focus on both the business and the strategic review. No conclusions have been reached, and the appointment should not be viewed as signaling any particular outcome of the review. The Board remains committed to pursuing the path that it believes will maximize shareholder value.

Julie A. Dill, Non-Executive Chair of RYAM’s Board of Directors, stated, “Dan is a highly accomplished executive with a strong track record of strategic transformation, operational execution and value creation. His experience leading complex industrial businesses and executing significant portfolio-shaping transactions makes him uniquely qualified to lead RYAM during this important period. The Board is confident that Dan has the experience and drive to execute the strategic path that best serves RYAM’s stockholders.”

“I am honored to lead the exceptional team at RYAM during this important time for the Company,” said Mr. Krawczyk. “I look forward to working with the Board, its advisors and the management team to ensure a rigorous evaluation of strategic alternatives intended to maximize value for our stockholders.  At the same time, we will continue to focus on delivering positive free cash flow, extending our leadership in Cellulose Specialties, and driving EBITDA improvement across every business – all while delivering leading products to our customers and running our operations safely and efficiently.”

Prior to Mr. Krawczyk’s appointment, the Board had formed an interim Office of the Chief Executive Officer, comprising current executives including Marcus J. Moeltner, Chief Financial Officer and Senior Vice President of Finance; Michael Osborne, Vice President of Manufacturing Operations; Christian Ribeyrolle, Senior Vice President of Biomaterials; and R. Colby Slaughter, Senior Vice President, General Counsel and Corporate Secretary. Members of the now disbanded Office of the CEO will continue in their prior roles and will work closely with Mr. Krawczyk to continue to execute RYAM’s business priorities as part of the senior leadership team.

Daniel M. Krawczyk Biography

Daniel (“Dan”) Krawczyk previously served as President of Huber Engineered Materials (HEM) at the J.M. Huber Corporation, where he oversaw three business units including Huber Advanced Materials (HAM), Huber Specialty Minerals (HSM) and Huber AgroSolutions (HAS). Krawczyk was instrumental in reshaping HEM and accelerating its growth through numerous strategic initiatives. He was a member of the HEM Board of Directors and served on the Huber Management Council.

Before taking on the leadership role at HEM, Krawczyk served as Executive Vice President (EVP) of Corporate Strategy & Business Development for the J.M. Huber Corporation starting in 2013. As an integral member of the Huber leadership team, Krawczyk worked directly with management and the Huber Board of Directors to shape the Company’s strategic direction. His responsibilities included working collaboratively across the Huber portfolio to determine the best capital deployment for the Company to achieve its long-term strategic objectives.

Krawczyk has the distinction of having served on the Management Boards of all of Huber’s core businesses. Before joining the HEM Board, he served on the Board of Huber Engineered Woods, as well as the CP Kelco Board while the organization was under Huber’s ownership.

Before joining Huber, Krawczyk served as EVP & Chief Financial Officer of Gibson Guitar Corporation. He also was Global VP of Business Development & Strategic Marketing for Belden and has held financial and operational leadership roles at DTE Energy, Delphi Automotive and Ford Motor Company.

He brings more than 30 years of experience in industrial and consumer products, including expertise in financial management, strategy and corporate development, marketing and operations.

Krawczyk received an MBA, as well as an MS and BS in Electrical Engineering, from the University of Michigan.

About RYAM

RYAM is a global leader of high purity cellulose commonly used in the production of filters, food, pharmaceuticals, high performance plastics, propellants and various other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading cellulose specialties products, are also used to produce cellulose viscose pulp, cellulose fluff pulp, paperboard, high yield pulp and various value-added co-products, including biofuels, bioelectricity and lignin. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.5 billion of revenue in 2025. More information is available at www.RYAM.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by words such as “may”, “intend”, “believe”, “expect”, “anticipate”, “continue”, or other comparable words and references to future periods. These statements involve a number of risks and uncertainties and RYAM cautions that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in RYAM’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions.